Exhibit 10.01

STATE OF NORTH CAROLINA

COUNTY OF HYDE

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, made as of the 23rd day of December, 2008, by and between THE EAST CAROLINA BANK, a North Carolina corporation (“ECB”) and ARTHUR H. KEENEY, III, a resident of Hyde County, North Carolina (the “Officer”),

WITNESSETH:

WHEREAS, the Officer and ECB have previously agreed that the Officer shall be an employee of ECB under the terms of an agreement which became effective on September 11, 1995; and,

WHEREAS, that agreement previously was modified and restated in, and superseded by, their current restated agreement dated January 1, 1998; and,

WHEREAS, the Board of Directors of ECB, acting through its Compensation Committee, has determined that the continued retention of the services of the Officer as described herein is in the best interest of ECB in that (a) such action promotes the stability of the management of ECB, (b ) such action enables ECB to retain the services of a well-qualified employee with extensive contacts in the financial services community, and (c) it secures the continued services of the Officer notwithstanding any change of control of ECB; and,

WHEREAS, the services of the Officer, his experience and knowledge of the affairs of ECB, and his reputation and contacts in ECB’s industry are extremely valuable to ECB; and,

WHEREAS, ECB considers the establishment and maintenance of a sound and vital management to be a part of its overall corporate strategy and to be essential to protecting and enhancing the best interests of ECB and its stockholders; and,

WHEREAS, the Officer and ECB have agreed to certain further modification of and to further restate their current agreement as described herein; and,

WHEREAS, the parties desire to enter into this Agreement in order to clearly set forth the terms and conditions of the Officer’s employment relationship with ECB, as modified as described herein; and

WHEREAS, this Amended and Restated Employment Agreement is intended to supersede and replace the parties’ current restated agreement dated January 1, 1998,

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereby agree as follows:

1. ECB hereby engages the employment of the Officer and the Officer hereby accepts such engagement of employment upon the terms and conditions stated herein. The Officer shall render such administrative and management services to ECB as are customarily performed by persons situated in a similar capacity and as directed by the Board of Directors. The Officer shall promote the business of ECB and perform such other duties as shall from time to time be reasonably prescribed by the Board of Directors.

ECB and the Officer each agree that this Amended and Restated Employment Agreement supersedes and replaces in its entirety their current restated agreement dated January 1, 1998.

2. ECB shall pay to the Officer during the term of this Agreement as compensation for all services rendered by him to ECB a base salary in such amounts and at such intervals, in accordance with ECB’s normal payroll policies and procedures, as shall be commensurate with his duties and responsibilities hereunder and as determined by the Board of Directors. The Officer’s initial base salary under this agreement was $112,000.00 per annum and currently is $278,000 per annum. The Officer’s base salary may be modified from time to time to reflect the duties required of the Officer. In reviewing the Officer’s base salary the Board of Directors of ECB shall consider the overall performance of the Officer and the service of the Officer rendered to ECB and its subsidiaries, as well as increases in the cost of living and may also provide for performance or merit increases. The Officer’s performance shall be reviewed annually. Participation in ECB’s cash incentive, deferred compensation, stock option, stock purchase, discretionary bonus, pension, life insurance, and other employee benefit plans and participation in any fringe benefits shall not cause a reduction in the base salary payable to the Officer; provided however, that the enumeration of the programs herein described are no representation that ECB has or will have any of such programs. The Officer will be entitled to such customary fringe benefits, vacation and sick leave as are consistent with the normal practices and established policies of ECB.

3. During the term of this Agreement, the Officer shall be entitled, in an equitable manner based on the terms of any bonus and incentive plans that have been approved, or may from time to time be approved, by the Board of Directors, with all other key management personnel of ECB, to such incentives and discretionary bonuses as may be authorized, declared and paid by the Board of Directors to ECB’s key management employee’s. No other compensation provided for in this Agreement shall be deemed a substitute for the Officer’s right to such incentives and discretionary bonuses when, if, and as declared by the Board of Director’s. Provided that ECB shall have the right to terminate any existing bonus or incentive plans now existing or hereafter initiated so long as such termination is of general applicability and not specifically limited to the Officer.

4. The Officer shall be entitled to participate in any plan relating to incentive and deferred compensation, stock options, stock purchase, pension, thrift, profit sharing, group life insurance, medical coverage, disability coverage, education, or other retirement or employee benefits that ECB has adopted, or may from time to time adopt, for the benefit of its executive employees and for employees generally, subject to the eligibility rules of such plans. Provided that ECB shall have the right to terminate any existing or future benefits so long as such termination is of general applicability and not specifically limited to the Officer.

The Officer shall also be entitled to participate in any other fringe benefits which are now or may be or may become applicable to ECB’s executive employees, including the payment of reasonable expenses for attending annual and periodic meetings of trade associations, and any other benefits which are commensurate with the duties and responsibilities to be performed by the Officer under this Agreement. Additionally, the Officer shall be entitled to such vacation and sick leave as shall be established under uniform employee policies promulgated by the Board of Directors.

ECB shall reimburse the Officer for all out-of-pocket reasonable and necessary business expenses which the Officer may incur in connection with his service on behalf of ECB, subject to the reimbursement policy of ECB as adopted and modified by the Board of Directors from time to time. Also, the Officer shall be entitled to undertake and be reimbursed for the reasonable cost of a complete physical examination each year. To the extent the Officer is entitled to the reimbursement of any expenses or in-kind benefit under the provisions of this Agreement that is subject to Section 409A of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder, as applicable (“Section 409A”), the right to such reimbursement or benefit shall not be subject to exchange for another benefit and such reimbursement shall be paid by ECB no later than two and one-half months after the year in which the expense is incurred, except as otherwise provided in Section 409A.

Except as otherwise provided in Section 409A, in no event shall the amount of the reimbursement or provision of benefits to the Officer for one tax year affect the amount of the reimbursement or provision of benefits to the Officer in another tax year.

5. (a) The initial term of employment under this Agreement commenced on January 1, 1998 (the Commencement Date) and shall continue until the third (3rd) anniversary of the Commencement Date. The initial term of employment under this Agreement shall terminate at the close of the business day on December 31, 2000 (the Initial Termination Date.) On January 1 of each year, beginning on January 1, 1999, this Agreement will be extended for an additional year, unless either party to the Agreement notifies the other in writing within 90 (ninety) days prior to an Anniversary Date of a desire to seek a final termination or amendment of the Agreement. Following such duly executed notice, this Agreement will cease to be extended automatically, and shall end automatically at the then expiration date which shall be no less than two years and 90 (ninety) days from the said notice.

(b) In the event of the Officer’s death prior to the Termination Date, the Officer’s estate shall be entitled to receive the compensation due the Officer through the last day of the calendar month in which the Officer’s death shall have occurred. In the event of the Officer’s disability (as defined in Section 409A) prior to the Termination Date, the Officer shall receive all compensation, including incentives and bonuses, through the date of determination of such disability and for a period of 90 days thereafter.

Payments described in this Paragraph 5(b) shall be paid to the Officer or, in the case of death, to the Officer’s estate, only if the Officer was employed by Employer as of the date of death or disability, and such payments shall be made in a lump sum within 30 days following the date of death or disability, as applicable.

(c) The Officer’s employment under this Agreement may be terminated at any time prior to the Termination Date by the Officer upon ninety (90) days prior written notice to ECB. Upon such termination, the Officer shall be entitled to receive the compensation and benefits payable to the Officer under this Agreement through the effective date of such termination.

(d) The Board may terminate the Officer’s employment at any time prior to the Termination Date for “cause”, in which event the Officer shall have no right to receive compensation or other benefits hereunder for any period after such termination for “cause”. Termination for “cause” shall mean termination of employment because of the Officer’s personal dishonesty, incompetence, willful material misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful material violation of any law, rule, or regulation (other than minor traffic infractions or other similar misdemeanor offenses) or final cease-and-desist order, or a material breach of any provision of this Agreement.

(e) Notwithstanding the foregoing provisions of this Paragraph 5, ECB may terminate the employment of the Officer hereunder without cause at any time during the term of this agreement upon ninety (90) days prior written notice to the Officer; provided, however, that in the event of involuntary termination of the Officer’s employment without cause under this Agreement the Officer shall be entitled to receive the remaining monthly sums due throughout the remaining life of the contract and ECB shall carry the Officer’s medical and disability insurance for a like period, or, if shorter, for the period during which continued medical insurance is available to the Officer under ECB’s medical insurance program under COBRA.

(f) In the event of involuntary termination of the Officer’s employment in connection with or within ninety (90) days after any change in control of ECB, or, in the event of a voluntary termination of the Officer’s employment in connection with or within ninety (90) days of any change of control of ECB under which the Officer shall have incurred a material reduction of compensation or a material reduction of responsibilities (irrespective of title) or shall have been required to change his workplace to a location greater than 75 miles from Engelhard, North Carolina, then, the Officer shall be entitled to receive the greater of (i) the lump sum severance payment offered by the Corporation in such notice of termination, or, (ii) the following sums:

A. A lump sum equal to 2.99 times the average annual salary paid to the Officer over the three prior 12 month periods, plus

B. A lump sum equal to 2.99 times the average annual cash bonuses and incentives paid to the Officer over the three prior 12 month periods, plus

C. The Officer shall be carried on the medical and disability programs of ECB for the remaining period of the contract from the date of termination, or, if shorter, for the period during which continued medical insurance is available to the Officer under ECB’s medical insurance program under COBRA.

In the case of a voluntary termination of the Officer’s employment following a change in control of ECB as described in this Paragraph 5(f), the Officer shall not be entitled to receive any payments under this Agreement unless (i) prior to such voluntary termination, and within 90 days following the change in control in connection with which the event or circumstances described above (the “Good Reason”) occurred which gave rise to the Officer’s right to terminate as described above, the Officer shall have given ECB written notice of the occurrence of the Good Reason and the Officer’s intention to terminate his employment, and (ii) ECB shall not have corrected, cured or remedied the Good Reason with 30 days following its receipt of the Officer’s written notice. If the Good Reason is not corrected, cured or remedied by ECB during the Cure Period, the Officer’s termination of employment shall be deemed to be effective upon expiration of the Cure Period.

The lump sum payment described in this Paragraph 5(f) shall be paid to the Officer within 30 days following the effective date of termination of the Officer’s employment giving rise to his right to receive such payment.

6. (a) The Officer shall devote his full efforts and entire business time to the performance of the Officer’s duties and responsibilities under this Agreement.

(b) In consideration of employment of the Officer by ECB hereunder during the term of this Agreement, the Officer agrees that in the event of an involuntary termination of his employment, he will not, for a period equal to the time compensation will be paid to the Officer under the provisions of this or any termination agreement, within the borders of any county contiguous to or in any county in which ECB, any financial institution subsidiary of ECB, or any subsidiary of any such financial institution subsidiary maintain offices, or directly or indirectly own, manage, operate, join, control, or participate in the management, operation, or control of or be employed by or connected in any manner with, any business which competes with ECB or any of the other subsidiaries of ECB, without the prior written consent of ECB. By example, direct competition does not include employment by a North Carolina financial institution not headquartered in the counties in which ECB is located but which may operate branches there, provided that the Officer shall not live or work in the area above delineated and shall not have managerial input or control of activities in that area. Notwithstanding the foregoing, the Officer shall be free, without such consent, to purchase or hold as an investment or otherwise up to five percent (5%) of the outstanding stock or other securities of any corporation which has its securities publicly traded on the New York Stock Exchange, the American Stock Exchange, or through the NASDAQ exchange.

(c) In consideration of employment of the Officer by ECB hereunder during the term of this Agreement, the Officer agrees that in the event of an voluntary termination of his employment, he will not, for a period of three (3) years, within the borders of any county contiguous to or in any county in which ECB, any financial institution subsidiary of ECB, or any subsidiary of any such financial institution subsidiary maintain offices, or directly or indirectly own, manage, operate, join, control, or participate in the management, operation, or control of or be employed by or connected in any manner with, any business which competes with ECB or any of the other subsidiaries of ECB, without the prior written consent of ECB. By example, direct competition does not include employment by a North Carolina financial institution not headquartered in the counties in which ECB is located but which may operate branches there, provided that the Officer shall not live or work in the area above delineated and shall not have managerial input or control of activities in that area. Notwithstanding the foregoing, the Officer shall be free, without such consent, to purchase or hold as an investment or otherwise up to five percent (5%) of the outstanding stock or other securities of any corporation which has its securities publicly traded on the New York Stock Exchange, the American Stock Exchange, or through the NASDAQ exchange.

(d) The Officer will hold in strict confidence, during the term of this Agreement and at all times thereafter, all knowledge or information of a confidential nature with respect to the business of ECB and all subsidiaries of ECB received by the Officer during the term of this Agreement and will not disclose or make use of such information without the prior written consent of the ECB.

The Officer acknowledges that it would be difficult or impossible to ascertain the amount of monetary damages in the event of a breach by the Officer under the provisions of this Paragraph 6. The Officer agrees that, in the event of a breach of this Paragraph, injunctive relief enforcing the terms of this Paragraph is an appropriate remedy.

7. Notwithstanding anything contained in this Agreement to the contrary:

(a) the terms used in this Agreement shall be defined and interpreted in a manner that is consistent with Section 409A, and in the event of any ambiguity in any of the terms or provisions of this Agreement, those terms or provisions shall be interpreted in a manner so as to comply with the applicable requirements of Section 409A;

(b) to the extent the Officer is entitled to a series of installment payments under the provisions of this Agreement, such series of installment payments shall be treated as a series of separate payments for purposes of Section 409A, as applicable;

(c) in the case of a payment upon the termination of the Officer’s employment, no payment shall be made under this Agreement unless the termination of employment constitutes a “separation from service” under Section 409A, and, if ECB determines that the Officer is a “specified employee” within the meaning of Section 409A on the date of any such separation from service (the “Separation from Service Date”), then (i) any installment payments (including reimbursement for expenses) which ECB is obligated pay to the Officer under this Agreement that would result in a tax, interest, and/or penalties under Section 409A if paid during the first six months after the Separation from Service Date shall be delayed and accumulated by ECB and the accumulated amount shall be payable to the Officer in a lump sum on the date that is six months and one week after the Separation from Service Date, with any additional installment payments for which ECB is obligated after that six-month period being payable on the same schedule as the Officer’s base salary was being paid by ECB on the Separation from Service Date, and (ii) any lump-sum payment (including reimbursement for expenses) which ECB is obligated to pay to the Officer under this Agreement that would result in a tax, interest, and/or penalties under Section 409A if paid during the first six months after the Separation from Service Date shall be delayed and be payable to the Officer in a lump sum on the date that is six months and one week after the Separation from Service Date;

(d) this Agreement may be amended at any time by ECB, without the Officer’s consent, to the extent necessary to comply with and avoid the imposition on the Officer of an excise tax under Section 409A; provided, however, that in the event that the terms of this Agreement shall be deemed not to comply with Section 409A, ECB shall not be liable to the Officer for any income or excise taxes or any other amounts payable by the Officer with respect to any payments made hereunder or for any actions, decisions or determinations made by ECB in good faith.

The purpose of this Paragraph 7 is to comply with Section 409A.

8. It is the intent of the parties hereto that all payments made pursuant to this Agreement be deductible by ECB for federal income tax purposes to the maximum extent permissible under applicable law and regulations, and that no such payments result in the imposition of an excise tax on the Officer. Notwithstanding anything contained in this Agreement to the contrary, if the Compensation Committee of ECB’s Board of Directors, based upon the advice of ECB’s independent certified public accountants or legal counsel, reasonably believes that any payments to be made to or for the benefit of the Officer under this Agreement on account of a Change in Control (whether separately or in combination with other payments to be made to or for the benefit of the Officer pursuant to any other agreements or arrangements) would be deemed to be “parachute payments” as that term is defined in Section 280G(b)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), without regard to Section 280G(e) of the Code, then the payments provided for under this Agreement or such other payments may be modified or reduced in amount by ECB to the extent (but only to the extent) which, based on the advice of ECB’s independent certified public accountants or legal counsel, the Compensation Committee of ECB’s Board of Directors in good faith deems to be necessary to avoid the imposition of excise taxes on the Officer under Section 4999 of the Code and the disallowance of a deduction to ECB under Section 280G(a) of the Code.

In the event the amount of any payments are required to be reduced pursuant to this Paragraph 8, the last payments in time shall be reduced first, and if any payments to be reduced otherwise would be made at the same time, payments other than cash shall be reduced first.

9. (a) The Officer shall perform his duties and responsibilities under this Agreement in accordance with such reasonable standards expected of employees with comparable positions in comparable organizations and the Bank’s policies and procedures, and as may be established from time to time by the Board of Directors of ECB.

(b) The Officer represents that he has acquired and at all times during the term of this agreement, including all extensions and renewals hereof, will hold unencumbered stock of ECB in such amount as may be required by N. C. G. S. Sec. 53-80, as amended from time to time.

10. (a) This Agreement shall inure to the benefit of, and be binding upon, any corporate or other successor of ECB which shall acquire, directly or indirectly by merger, share exchange, consolidation, purchase or otherwise, all or substantially all of the assets of ECB.

(b) Because ECB is contracting for the unique and personal skills of the Officer, the officer shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of ECB.

11. Except as otherwise provided in Paragraph 7(d), no provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge agreed to in writing, signed by the Officer and on behalf of the ECB by such Officer as may be specifically designated by the Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Except as otherwise provided in Paragraph 7(d), no amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided. All prior negotiations, discussions, and agreements between the parties are merged herein.

12. This agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of North Carolina and any action relating to or arising from this agreement shall be litigated only in the North Carolina General Court of Justice.

13. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

IN TESTIMONY WHEREOF, the parties hereto have executed this Agreement in duplicate originals, one of which is to be retained by each of the parties, to be effective as of the day and year first hereinabove written.

THE EAST CAROLINA BANK

By:	/s/ R .S. Spencer, Jr.
Chairman of the Board of Directors of The East Carolina Bank

/s/ Arthur H. Keeney, III		(SEAL)
Arthur H. Keeney, III